Exhibit 10.12

Brink’s Home Security Holdings, Inc.
Irving, Texas

Plan for Deferral of Directors’ Fees

Brink’s Home Security Holdings, Inc.

Plan for Deferral of Directors’ Fees

1.           Election to Participate.  Any director (“Participant”) of Brink’s Home Security Holdings, Inc. (the “Company”) who is entitled to receive fees for services as hereinafter provided may become a Participant in this Plan for Deferral of Directors’ Fees (the “Plan”) by giving to the Company a written election in accordance with this paragraph 1.  Participation in the Plan shall be effective and, subject to paragraph 5, irrevocable as of the last day of the year in which the election is made, and the Company shall thereupon establish for such Participant a deferred compensation account (“Account”) to which amounts shall be credited as hereinafter provided; provided, however, that the participation in the Plan of a Participant (other than a Transferring Director (as defined below)) who gives the Company a written election in accordance with this paragraph 1 prior to the expiration of the 30 day period following (and including) the date such Participant becomes a director shall be effective and, subject to paragraph 5, irrevocable as of the date such election is made; provided further, however, that the participation in the Plan of a Participant (“Transferring Director”) who was a director of The Brink’s Company and becomes a director of the Company in connection with the consummation of the distribution (the “Distribution”), on a pro rata basis, by The Brink’s Company to the record holders of The Brink’s Company of all of the outstanding shares of Company stock owned by The Brink’s Company on the date of such distribution (the “Distribution Date”) shall be effective and, subject to paragraph 5, irrevocable as of the Distribution Date.   Each election made by a Participant in any calendar year shall state that:

(i)  the entire amount of annual retainer fee for serving as a member of the Board of Directors of the Company (the “Board”), and/or
(ii)  the entire amount of attendance fees for attending meetings of the Board of Directors or any committee of the Board, and/or
(iii)  the entire amount of fees for performing other services for the Company at the request of the Chairman of the Board, or
(iv)  the entire amount of annual retainer fee, attendance fees and fees for performing other services, in each case payable to such Participant for subsequent years (unless discontinued as provided in paragraph 5 below) or, with respect to any election made by a Participant (other than a Transferring Director) in the first calendar year in which such Participant becomes a director of the Company, for (A) the portion of such calendar year following the date of such election and (B) subsequent years (unless discontinued as provided in paragraph 5 below), shall be credited to such Participant’s Account on the respective dates on which such amounts shall become payable, absent such election.  Each such election shall also contain a payment election providing for the manner in which amounts so credited shall be paid from such Account in accordance with paragraph 3 below.  Notwithstanding the foregoing, each Transferring Director shall be automatically deemed to have given the Company a written election in accordance with this paragraph 1 that states that the entire amount of each type of fee that such Transferring Director elected to defer for 2008 under The Brink’s Company Plan for Deferral of Directors’ Fees (the “Brink’s Plan”) payable to such Transferring Director for (x) the portion of 2008 beginning on the day immediately following the Distribution Date and ending on December 31, 2008 and (y) subsequent years (unless discontinued as provided in paragraph 5 below) shall be credited to such Transferring Director’s Account on the respective dates on which such amounts shall become payable, absent such election.  Such deemed election shall be deemed to contain a payment election providing for the same manner of payment of the amounts so credited as provided for by such Transferring Director’s corresponding election under the Brink’s Plan (provided, however, that, for purposes of this sentence, any such payment election under the Brink’s Plan providing for payment upon or after a stated period of time following the date such Transferring Director ceases to be a director of The Brink’s Company shall be deemed to provide for payment upon or after such period of time following, as applicable, the date such Transferring Director ceases to be a director of the Company).

2.           Increments to Accounts.  Amounts credited to each Account for any calendar quarter shall be increased by the Plan Rate (as hereinafter defined), compounded quarterly, from and after the applicable date of credit until the date of payment from such Account.  The “Plan Rate” for any calendar quarter shall be the prime commercial lending rate of J.P. Morgan Chase & Co. in effect on the last day of the preceding calendar quarter, or such other rate as the Board may establish for the purpose of the Plan.
3.           Payments from Accounts.  Each payment election by a Participant made pursuant to paragraph 1 above shall provide that distributions from such Participant’s Account shall be made in one lump sum or in two or more annual payments (not exceeding ten) which shall be equal, except that there shall be added and paid with each installment after the first an amount equal to the increment credited to such account, as provided in paragraph 2 above, since the date of the last preceding installment.  Each such payment election shall also provide that such payment shall commence on the first day of that month which shall be identified in such election and which may be before or after the date on which such Participant shall cease to be a director of the Company but which shall not be earlier than January 1 of the year next following the year for which the election is made.

4.           Death of a Participant.  Notwithstanding the provisions of paragraph 3, upon a Participant’s death, the Company shall within 75 days thereafter pay to such Participant’s estate, or to such beneficiary as such Participant may have designated by written notice to the Company, the entire amount in such Participant’s Account at the date of payment, including any increment provided for in paragraph 2 above.  A Participant may by like notice cancel such designation, and may make a new designation as hereinabove provided.
5.           Changes in Election.  (a)  A Participant may, by giving written notice to the Company in any year, elect to discontinue participation in the Plan with respect to (i) annual retainer fees and/or (ii) attendance fees and/or (iii) fees for other services becoming payable to such Participant for years following the year in which such notice is given.  By like notice given prior to the end of any subsequent year, a Participant may resume participation in the Plan effective at any time after the beginning of the year next following the date of such notice.  A Participant may, by like notice in any year, cancel any payment election with respect to amounts deferred to the Participant’s Account, and any such cancellation shall be accompanied by a new payment election, pursuant to which payment cannot commence earlier than the first day of the month next following the fifth anniversary of the date such amounts otherwise would have been paid.  Any new payment election made pursuant to this paragraph 5(a) shall become effective on the 12-month anniversary of the date the election is made.

(b)  Except as hereinabove provided in this paragraph 5, all elections under the Plan shall be irrevocable.
6.           Status of Accounts.  Accounts established pursuant to the Plan shall represent unsecured obligations of the Company to pay to the respective Participants the amounts in such Accounts in accordance with the Plan.  In no event shall any trust be created in favor of any Participant, nor shall any Participant have any property interest in any Account or in any other assets of the Company.  Accounts shall not be assignable by Participants except as and to the extent provided in paragraph 4 above.
7.           Plan Amendment or Termination.  The Plan may be amended from time to time, and may be terminated at any time, by resolution of the Board.  No such amendments shall alter the date or dates for making payments in respect of amounts theretofore credited to Accounts, and in case of such termination, the Plan shall continue in full force and effect with respect to all amounts in Accounts at the date of termination.

8.           Effective Date.  The Plan shall become effective on the Distribution Date.  The Plan is intended to be in compliance with Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the Final Treasury Regulations issued thereunder.  Each provision and term of the Plan should be interpreted accordingly, but if any provision or term of the Plan would be prohibited by or be inconsistent with Code Section 409A, then such provision or term shall be deemed to be reformed to comply with Code Section 409A, without affecting the remainder of the provisions or terms of the Plan.